EXHIBIT 3.A

RESTATED
CERTIFICATE OF INCORPORATION
OF
VALLEY NATIONAL BANCORP
The Board of Directors of Valley National Bancorp pursuant to the provisions of Section 14A:9-5(2) of the New Jersey Business Corporation Act has adopted this Restated Certificate of Incorporation to restate and integrate in a single certificate the provisions of its Certificate of Incorporation as heretofore amended. Valley National Bancorp does hereby certify as follows:

ARTICLE I
CORPORATE NAME
The name of the Corporation is Valley National Bancorp (hereinafter the “Corporation”).

ARTICLE II
CURRENT REGISTERED OFFICE
AND CURRENT REGISTERED AGENT
The address of the Corporation’s current registered office is 1455 Valley Road, Wayne, New Jersey 07470. The name of the current registered agent at that address is Gerald H. Lipkin.

ARTICLE III
NUMBER OF DIRECTORS
The number of directors shall be governed by the by-laws of the Corporation. The number of directors constituting the current Board of Directors of the Corporation is seventeen (17), and the names and addresses of the persons who are currently serving as such directors are:

Andrew B. Abramson	1455 Valley Road Wayne, NJ 07470

Peter Baum	1455 Valley Road Wayne, NJ 07470

Pamela R. Bronander	1455 Valley Road Wayne, NJ 07470

Peter Crocitto	1455 Valley Road Wayne, NJ 07470

Eric P. Edelstein	1455 Valley Road Wayne, NJ 07470

Alan D. Eskow	1455 Valley Road Wayne, NJ 07470

Mary J. Steele Guilfoile	1455 Valley Road Wayne, NJ 07470

Graham O. Jones	1455 Valley Road Wayne, NJ 07470

Walter H. Jones, III	1455 Valley Road Wayne, NJ 07470

Gerald Korde	1455 Valley Road Wayne, NJ 07470

Michael L. LaRusso	1455 Valley Road Wayne, NJ 07470

Marc J. Lenner	1455 Valley Road Wayne, NJ 07470

Gerald H. Lipkin	1455 Valley Road Wayne, NJ 07470

Barnett Rukin	1455 Valley Road Wayne, NJ 07470

Suresh L. Sani	1455 Valley Road Wayne, NJ 07470

Robert C. Soldoveri	1455 Valley Road Wayne, NJ 07470

Jeffery S. Wilks	1455 Valley Road Wayne, NJ 07470

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ARTICLE IV
CORPORATE PURPOSE
The purpose for which the Corporation is organized is to engage in any activities for which corporations may be organized under the New Jersey Business Corporation Act, subject to any restrictions which may be imposed from time to time by the laws of the United States or the State of New Jersey with regard to the activities of a bank holding company.

ARTICLE V
CAPITAL STOCK
(A) The total authorized capital stock of the Corporation shall be 362,023,233 shares, consisting of 332,023,233 shares of Common Stock and 30,000,000 shares of Preferred Stock which may be issued in one or more classes or series. The shares of Common Stock shall constitute a single class and shall be without nominal or par value. The shares of Preferred Stock of each class or series shall be without nominal or par value, except that the amendment authorizing the initial issuance of any class or series, adopted by the Board of Directors as provided herein, may provide that shares of any class or series shall have a specified par value per share, in which event all of the shares of such class or series shall have the par value per share so specified.
(B) The Board of Directors of the Corporation is expressly authorized from time to time to adopt and to cause to be executed and filed without further approval of the shareholders amendments to this Certificate of Incorporation authorizing the issuance of one or more classes or series of Preferred Stock for such consideration as the Board of Directors may fix. In an amendment authorizing any class or series of Preferred Stock, the Board of Directors is expressly authorized to determine:
(a) The distinctive designation of the class or series and the number of shares which will constitute the class or series, which number may be increased or decreased (but not below the number of shares then outstanding in that class or above the total shares authorized herein) from time to time by action of the Board of Directors;
(b) The dividend rate on the shares of the class or series, whether dividends will be cumulative, and, if so, from what date or dates;
(c) The price or prices at which, and the terms and conditions on which, the shares of the class or series may be redeemed at the option of the Corporation;
(d) Whether or not the shares of the class or series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;
(e) Whether or not the shares of the class or series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;
(f) The rights of the shares of the class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;
(g) Whether or not the shares of the class or series will have priority over, parity with, or be junior to the shares of any other class or series in any respect, whether or not the shares of the class or series will be entitled to the benefit of limitations restricting the issuance of shares of any other class or series having priority over or on parity with the shares of such class or series and whether or not the shares of the class or series are entitled to restrictions on the payment of dividends on, the making of other distributions in

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respect of, and the purchase or redemption of shares of any other class or series of Preferred Stock or Common Stock ranking junior to the shares of the class or series;

(h) Whether the class or series will have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights; and
(i) Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that class or series.
ARTICLE VI
INDEMNIFICATION
The Corporation shall indemnify its officers, directors, employees and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Corporation as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorney’s fees, judgments, fines, and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any by-law, agreement, or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity, and shall inure to the benefit of the heirs, executors, and the administrators of any such person. The Corporation shall have the power to purchase and maintain insurance on behalf of any persons enumerated above against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provision of this Article.
ARTICLE VII
LIMITATION OF LIABILITY
A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.
Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation or otherwise shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

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IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Restated Certificate of Incorporation as of the 12th day of November, 2014.

VALLEY NATIONAL BANCORP

By:	/s/ Alan D. Eskow
Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer

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